EXHIBIT 99.1

                 Trimble Announces Fiscal First Quarter Results
                Adjusted EPS Comes in Ahead of Previous Guidance


SUNNYVALE, Calif., April 24, 2002 - Trimble (Nasdaq: TRMB) today announced results for the fiscal first quarter ended March 29, 2002. The Company reported first quarter revenues of $104.0 million, versus $117.9 million in the year ago quarter and $106.4 million in the fourth quarter of 2001.

Earnings (loss) per share (EPS) for the first quarter on a Generally Accepted Accounting Principles (GAAP) basis were ($0.03) versus ($0.48) in the year ago quarter and ($0.26) in the fourth quarter of 2001. The adoption of FAS 142 concerning the non-amortization of goodwill and intangibles assets accounted for approximately $0.19 per share of additional earnings in the first quarter of 2002.

Adjusted EPS for the first quarter of 2002 was $0.06 versus an adjusted loss of ($0.09) per share in the year ago quarter and adjusted EPS of $0.02 in the fourth quarter of 2001. Company guidance was for adjusted EPS between breakeven and $0.03. Adjusted EPS excludes any infrequent and acquisition related charges, being primarily goodwill and intangible amortization costs from acquisitions, and restructuring charges related to the Company's cost-cutting measures that are included when reporting on a GAAP basis. Adjusted EPS numbers were calculated on a diluted basis using 28.5 million shares.

The Company anticipates it will continue to amortize intangible assets with definite lives at a rate of approximately $2 million per quarter when reporting on a GAAP basis. The effect of the goodwill non-amortization provisions of FAS 142 is expected to result in a substantial reduction in the difference between the Company's adjusted earnings and earnings on a GAAP basis. Trimble expects to continue to report adjusted earnings excluding acquisition-related costs to provide a consistent basis for financial comparisons.

"Trimble continues to demonstrate the ability to maneuver through a challenging economic environment," said Steven W. Berglund, Trimble's president and CEO. "We lowered our revenue break-even point for the fourth consecutive quarter, and improved financial flexibility through a private equity offering and restructuring of the Company's subordinated debt."

Berglund continued, "Trimble also launched new products targeted at emerging markets, including a miniature GPS board with advanced capabilities for wireless applications, and an Internet-based platform that will allow Trimble to sell commercial location-based services. Additionally, we teamed with other industry leaders to develop new products, distribution and market extensions in our construction, mobile solutions and geographic information systems businesses. We believe these developments will help position Trimble to build on its leadership position in current and emerging markets."

Business Segment Highlights from the Fiscal First Quarter of 2002

Engineering and Construction (E&C)

E&C profits increased by 19 percent over the year ago quarter and 16 percent over the fourth quarter of 2001. The increase was mainly due to higher gross margins generated from an increase in Global Positioning System (GPS) Virtual Reference Station (VRS(TM)) software sales.

On March 15, Trimble and Caterpillar (NYSE: CAT) announced the signing of a definitive agreement to form Caterpillar Trimble Control Technologies LLC, a 50-50 joint venture for the development of next generation 3D control systems for the automation of heavy construction equipment. As part of the agreement, Trimble received an $11 million cash payment in connection with the transfer of certain technologies to the joint venture. The joint venture began operation on April 1.

Trimble Mobile Solutions (TMS)

TMS' revenue was down, reflecting the discontinuation of its satellite communications products and continued economic weakness in the U.S. and Latin America. Additionally, market demand has been trending towards a complete hardware and services solution utilizing wireless communications, GPS, applications software and the Internet. In anticipation of this trend, Trimble announced several important strategic initiatives relating to the emerging services part of its business.

On March 7, Trimble launched the Telvisant(TM) Mobile Resource Management System, signaling the Company's entry into the wireless location-based services market and intent to begin actively marketing the solution.

On March 19, Trimble announced an agreement with McNeilus Companies Inc., a subsidiary of OshKosh Truck Corporation (NASDAQ: OTRKB) and a leading manufacturer of ready-mix and refuse trucks in the U.S. Under the agreement, McNeilus will offer the Telvisant fleet management solution as a factory-installed or aftermarket option on McNeilus' ready-mix concrete trucks.

Simultaneously, Trimble announced an agreement with Systech Inc., a leading enterprise software provider to the concrete and aggregate market, to integrate its Telvisant fleet management solution with Systech's ready-mix dispatch software to create an advanced automated truck tracking and dispatch solution for the ready-mix concrete industry.

Components Technologies (CT)

The weak economic environment and the lack of infrastructure spending by telecommunications companies continued to impact Trimble's CT business during the first quarter. However, results were stronger than anticipated as the group's efforts to further diversify and expand its customer base helped offset this weakness.

On March 18, the Company announced that Grayson Wireless, a subsidiary of Allen Telecom (NYSE: ALN), selected Trimble's GPS time and frequency products for Grayson's Geometrix(R) wireless 911 caller location systems.

Trimble Field Solutions (TFS) - Agriculture and Geographic  Information  Systems
(GIS)

Higher sales and profits were a result of seasonal strength in the Company's agriculture business, as well as strong demand for the recently introduced AgGPS(R) EZ-Guide(TM) system, an entry-level product that provides simple manual guidance to drivers of farm equipment. Also contributing to these results were increased sales of the AgGPS(R) Autopilot, which allows for hands-free guidance and control of tractors; and the GL700, a laser product used for land leveling and irrigation.

On February 7, Trimble announced that Grimmway Farms, the world's largest carrot producer, awarded the Company a contract for its AgGPS Autopilot, a high-end system that uses GPS to automatically steer tractors in precise rows.

On February 20, Trimble and ESRI, the leading developer of GIS software, announced a strategic alliance to develop "Mobile GIS" applications. On February 22, Trimble subsequently announced the first software product for the alliance, Trimble GPScorrect(TM), a software extension for ESRI's Arcpad 6.0 Mobile GIS software.

Portfolio Technologies

Portfolio   Technologies   revenue  was  softer  than  anticipated  due  to  the
postponement of a military order until the second quarter.

Other Highlights

On January 15, 2002 Trimble announced a second closing of its December 21, 2001 private equity placement, raising an additional $19.2 million under the original terms.

On March 20, the Company announced the revision of its $84 million subordinated note with Thermo Electron Corporation (NYSE: TMO). As part of this agreement, Trimble immediately paid off accrued interest and debt of $21.2 million owed to Thermo Electron and issued it a warrant to purchase a maximum of 376,233 shares of common stock over a period of time, including the right to immediately exercise 200,000 shares at $15.11. In return, the note was extended until July 14, 2004 at a fixed interest rate of 10.4 percent.

Berglund concluded, "During the quarter, we began to see some signs of market stabilization and encouraging customer activity. However, it is still early, and we believe the business environment remains challenging. We remain fiscally diligent and continue to pursue the initiatives designed to further improve our revenue and profitability this year, regardless of the economy."


Guidance

For the second quarter ending June 28, 2002, which is typically Trimble's strongest due to seasonal buying in the Engineering and Construction market, the Company expects revenues will be between $119 and $121 million. Gross margins are expected to be between 51 and 52 percent. Operating expenses, including approximately $2 million of amortization of goodwill, are expected to be approximately $50 million. Net interest expense is expected to be approximately $3.6 million, and income tax provision should be approximately $2 million. We anticipate other non-operating expense to be approximately $1.3 million. Within these guidelines, Trimble expects adjusted EPS to be between $0.22 and $0.28, assuming 29 million shares outstanding.

Investor Conference Call / Webcast Details

The Company will hold a conference call on Wednesday, April 24, 2002 at 8:00 AM Pacific Time to review its first quarter results. The conference call dial in number is (800) 528-9198 and the passcode is 971075. It will also be broadcast live on the web at http://www.trimble.com/investors.html. A replay of the call will be available for 48 hours beginning at 11:00 AM, Pacific Time. The replay number is (800) 642-1687, and the passcode is 971075.

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are subject to change, and actual results may differ from those set forth in this press release due to certain risks and uncertainties, including successful development and market acceptance of new product offerings, continued demand for existing products, continued integration of acquired companies, and successful collaborations with leading companies in key markets. Among other things, these results may not continue beyond the current quarter due to seasonal and economic trends and additional competitive issues that may have an adverse effect on the ongoing positioning and growth of the Company. These and other risks are detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

                                         CONSOLIDATED BALANCE SHEET
                                               (In thousands)
                                                 (Unaudited)

                                                            Mar 29,              Dec 28,
                                                              2002                 2001
                                                        -----------------    -----------------
Assets

Current assets
   Cash and cash equivalents                                   $  33,021            $  31,078
   Accounts and other receivable, net                             72,805               71,680
   Inventories                                                    53,487               51,810
   Other current assets                                            7,482                6,536
                                                        -----------------    -----------------
     Total current assets                                        166,795              161,104

   Property and equipment, net                                    25,893               27,542
   Goodwill and other purchase Intangible assets, net            215,596              220,304
   Deferred income taxes                                             406                  383
   Other assets                                                    9,842               10,062
                                                        -----------------    -----------------
      Total Assets                                             $ 418,532            $ 419,395
                                                        =================    =================

Liabilities and Shareholders' Equity

Current liabilities
   Bank & other short-term borrowings                          $  48,107            $  40,025
   Current portion of long-term debt                              24,563               23,443
   Accounts payable                                               21,046               21,494
   Accrued compensation and benefits                              16,687               13,786
   Accrued liabilities                                            31,053               35,649
   Income taxes payable                                            7,911                7,403
                                                        -----------------    -----------------
     Total current liabilities                                   149,367              141,800

Noncurrent portion of long-term debt                              97,067              127,097
Noncurrent portion of deferred gain                               11,000                   --
Deferred income tax                                                1,362                7,347
Other noncurrent liabilities                                       4,541                4,662
                                                        -----------------    -----------------
     Total liabilities                                           263,337              280,906
                                                        -----------------    -----------------

Shareholders' equity
   Common stock                                                   208,657              191,224
   Accumulated deficit                                           (34,534)             (33,819)
   Accumulated other comprehensive loss                          (18,928)             (18,916)
Total shareholders' equity                                        155,195              138,489
                                                         -----------------    -----------------
Total liabilities and shareholders' equity                      $ 418,532            $ 419,395
                                                         =================    =================

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                         Three Months Ended
                                                                --------------------------------------
                                                                    Mar 29,                Mar 30,
                                                                      2002                  2001
                                                                -----------------       --------------

Net cash provided (used) by operating activities                          9,247               (3,553)

 Cash flows from investing activities:
    Acquisitions, net of cash acquired                                   (2,158)                (998)
    Acquisition of property and equipment                                (1,783)              (2,134)
    Capitalized patents, software and intangibles                           (48)                (318)
                                                                -----------------       --------------
 Net cash used in investing activities                                   (3,989)              (3,450)

 Cash flow from financing activities:
    Issuance of common stock                                              17,433                1,271
    Collections of notes receivable                                           80                  352
    Proceeds from long-term debt and revolving credit lines               13,000               10,000
    Payments on long-term debt and revolving credit lines               (33,828)               (1,498)
                                                                -----------------       --------------
 Net cash (used) provided by financing activities                        (3,315)               10,125

 Net increase in cash and cash equivalents                                 1,943                3,122
 Cash and cash equivalents - beginning of period                          31,078               40,876
                                                                -----------------       --------------
 Cash and cash equivalents - end of period                             $  33,021             $ 43,998
                                                                =================       ==============

 Supplemental disclosures of cash flow information:
    Cash paid during the period for:

        Interest                                                        $  7,287              $ 3,946
                                                                =================       ==============

        Income taxes, net of refunds                                    $  1,222               $  178
                                                                =================       ==============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                      Three Months Ended
                                                               ----------------------------------
                                                                  Mar 29,            Mar 30,
                                                                   2002                2001
                                                               --------------     ---------------
Revenue                                                             $104,029            $117,863
Cost of sales                                                         49,696              60,363
                                                               --------------     ---------------
   Gross Margin                                                       54,333              57,500
                                                               --------------     ---------------
   Gross Margin (%)                                                    52.2%               48.8%
                                                               --------------     ---------------

Operating expenses:
    Research and development                                          15,038              15,819
    Sales and marketing                                               22,127              28,141
    General and administrative                                        10,798               9,392
    Restructuring charges                                                304               1,724
    Amortization of goodwill & other purchased intangibles             1,978               7,316
                                                               --------------     ---------------
     Total operating expenses                                         50,245              62,392
                                                               --------------     ---------------
Operating income (loss)                                                4,088             (4,892)
                                                               --------------     ---------------
Non-operating income (expense):
    Interest expense, net                                            (3,943)             (5,717)
    Other expense, net                                                   199               (333)
    Foreign exchange loss, net                                          (59)               (145)
                                                               --------------     ---------------
        Total non-operating expense                                   (3,803)             (6,195)
                                                               --------------     ---------------
Income (loss) before taxes                                                285            (11,087)
                                                               --------------     ---------------
Income tax provision (benefit)                                          1,000                500
                                                               --------------     ---------------
Net Loss                                                            $  (715)          $ (11,587)
                                                               ==============     ===============
Basic net loss per share                                           $  (0.03)           $  (0.48)
                                                               ==============     ===============
Shares used in calculating basic
     net loss per share                                               27,959              24,219
                                                               ==============     ===============
Diluted net loss per share                                         $  (0.03)           $  (0.48)
                                                               ==============     ===============
Shares used in calculating diluted
     net loss per share                                               27,959              24,219
                                                               ==============     ===============

Supplemental Data:
Results from continuing operations excluding infrequent, and acquisition related adjustments:

Income (loss) before taxes                                              285            (11,087)

Infrequent & acquisition related charges
    Amortization of goodwill & other purchased intangibles            1,978               7,316
    Restructuring charges                                               304               1,724
    Loss on sale of business (Other expense)                              -                 240
                                                                --------------     ---------------
       Total infrequent and acquisition related  charges              2,282               9,280
                                                                --------------     ---------------
Adjusted net income (loss) before taxes (1)                            2,567             (1,807)
Income tax provision                                                   1,000                475
                                                                --------------     ---------------
Adjusted net income(loss) (1)                                        $  1,567           $ (2,282)
                                                                ==============     ===============
Shares used in calculating diluted adjusted net income per share       28,476             24,219
                                                                ==============     ===============
Diluted adjusted net income (loss) per share (1)                      $  0.06           $  (0.09)
                                                                ==============     ===============

(1) Trimble's adjusted EPS may not be comparable to similarly titled measures as defined by other companies.

             TRIMBLE NAVIGATION LIMITED
           Summary Financial Information
   (Dollars in thousands, except per share data)

                                      ---------------------------------------------------------------------------------------------
                                      ---------------------------------------------------------------------------------------------
Fiscal Year                                  2002                            2001
                                      ---------------------------------  ----------------------------------------------------------
                                      ---------------------------------  ----------------------------------------------------------
Quarters Ended                              Mar. 29         % of Rev       Dec. 28       Sep. 28        Jun. 29        Mar. 30
                                      =================================  ==========================================================
                                      =================================  ==========================================================

-----------------------------------------------------------------------------------------------------------------------------------
Income Statement Metrics
                                      ---------------------------------------------------------------------------------------------
     Total Revenue                    $    104,029        100%            $ 106,405    $    117,437   $    133,587   $  117,863
                                      ---------------------------------------------------------------------------------------------
         Engineering & Construction   $     68,410         66%            $  69,076    $     74,221   $     86,934   $   73,713
         Trimble Field Solutions      $     18,031         17%            $  14,532    $     18,017   $     18,963   $   17,007
         Component Technologies       $     10,025         10%            $  12,704    $     12,602   $     16,615   $   16,162
         Trimble Mobile Solutions     $      2,352          2%            $   3,491    $      4,412   $      2,963   $    2,925
         Portfolio Technologies       $      5,211          5%            $   6,602    $      8,185   $      8,112   $    8,056
                                      ---------------------------------------------------------------------------------------------

   Gross Margin                                   52.2%                      50.6%          51.4%          49.1%          48.8%
                                      ---------------------------------------------------------------------------------------------

   Total Segment Income (loss)        $     14,609                        $   15,782   $    18,240    $     21,267   $   12,214
                                      ---------------------------------------------------------------------------------------------
         Engineering & Construction   $     12,218                        $   10,531   $     13,302   $     17,487   $    10,305
         Trimble Field Solutions      $      4,517                        $    2,403   $      4,120   $      4,016   $     3,113
         Component Technologies       $      1,225                        $    3,478   $      2,160   $      3,011   $     2,233
         Trimble Mobile Solutions     $     (3,062)                       $   (2,289)  $     (1,719)  $     (2,651)  $    (2,800)
         Portfolio Businesses         $       (289)                       $    1,659   $        377   $       (596)  $      (637)

   Corporate and Other Charges        $    (10,521)                       $ (16,467)   $    (16,464)  $    (17,285)  $   (17,106)

   Non-operating income (expense)
    and income taxes                  $      (4,803)                      $   (5,947)  $     (4,462)  $     (5,956)  $    (6,695)
                                     ----------------------------------------------------------------------------------------------
   Net Income (loss)                  $         (715)                     $   (6,632)  $     (2,686)  $     (1,974)  $   (11,587)
                                     ==============================================================================================

   EBITDA                             $        8,877                      $    8,374   $     12,950   $     14,504   $     5,210
                                     ----------------------------------------------------------------------------------------------

   GAAP EPS                           $        (0.03)                     $    (0.26)  $      (0.11)  $  (0.08)      $     (0.48)

   Adjusted EPS                       $          0.06                     $     0.02   $       0.19   $   0.26       $     (0.09)

-----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet and Liquidity Metrics
   Cash & Cash Equivalents            $     33,021                        $   31,078   $     42,403   $     27,822   $    43,998

   Accounts Receivables, Net          $     71,430                        $   69,195   $     79,229   $     84,362   $    78,659

   Inventory, Net                     $     53,487                        $   51,810   $     58,847   $     68,158   $    71,742

  Total Debt                          $   169,738                         $  190,565   $    244,495   $    244,220   $   259,564
                                     ----------------------------------------------------------------------------------------------
  Total Short Term Debt               $     72,670                        $   63,468   $   178,595    $   123,304    $ 130,386
                                     ----------------------------------------------------------------------------------------------
                                     ----------------------------------------------------------------------------------------------
  Current Portion of Term Loan 4.25%  $     21,000                        $  20,000    $     14,000   $     13,000   $   16,000
  Current Portion of Thermo
   Electron note 10.4%                $          -                        $       -    $     84,000   $     40,000   $   40,000
  Revolving Credit Facility 4.25%     $     48,000                        $  40,000    $     77,000   $     67,000   $   72,000
  Other                               $      3,670                        $   3,468    $      3,595   $      3,304   $    2,386
                                     ----------------------------------------------------------------------------------------------
  Total Long Term Debt                $     97,067                        $127,097     $     65,900   $     120,916  $  129,178
                                     ----------------------------------------------------------------------------------------------
  Term Loan 4.25%                     $     26,600                        $  41,300    $     64,000   $     79,000   $   84,000
  Thermo Electron note 10.4%          $     68,670                        $  84,000    $          -   $     40,000   $   40,000
   Other                              $      1,797                        $   1,797    $      1,900   $      1,916   $    5,178

   Equity                             $    155,195                        $ 138,489    $    118,259   $    117,955   $  116,321

   Working Capital                    $     17,428                        $  19,304    $    (74,566)  $    (28,038)  $  (27,582)

   Capital Expenditures               $      1,783                        $     888    $      1,868   $      2,364   $    2,134

   Cash Flow from Operations          $      9,247                        $  12,956    $     11,562   $     (3,840)  $   (3,553)

-----------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
   Days Sales Outstanding                     50                                53             56             54             51
   Days Sales in Inventory                    98                                90             94             91            108
   Current ratio                             1.1                               1.1            0.7            0.9            0.9
   Debt to Equity                            1.1                               1.4            2.1            2.1            2.2

-----------------------------------------------------------------------------------------------------------------------------------
Other
   Headcount
                                           2,051                             2,099          2,153          2,245          2,247
-----------------------------------------------------------------------------------------------------------------------------------

Notes:

Trimble Field Solutions consists of Geographic Information Systems (GIS) and Agriculture.

Trimble Mobile Solutions consists of Mobile Positioning and Communications (MPC) and Trimble Information Systems (TIS).

Portfolio Technologies consists of Tripod Data Systems (TDS) and Military and Advanced Systems (MAS).

                           TRIMBLE NAVIGATION LIMITED
                      Summary Financial Information Defined



Segment Income (loss)

     Excludes unallocated corporate expenses, which are comprised primarily of general and administrative costs, amortization of goodwill and other purchased intangibles, as well as other items not controlled by the business segment.

EBITDA

     Earnings from continuing operations before interest income, interest expense, income taxes, depreciation and amortization.

Adjusted EPS

     Net income (loss) adjusted for infrequent charges and non-recurring  items.
     Primarily   excludes   amortization   of  goodwill   and  other   purchased
     intangibles, and restructuring charges.

Working Capital

     Total current assets minus total current liabilities.

Capital Expenditures

     Additions to gross fixed assets.

Days Sales Outstanding

     Calculated based on FIFO methodology. DSO is last month of revenue, plus amounts uncollected from prior month's revenue.

Days Sales in Inventory

     Ending inventory times 365, divided by quarter cost of goods sold annualized.

Current ratio

     Current assets divided by current liabilities.

Debt to Equity

          Total debt divided by total equity.


Note:

The above financial metrics represent Management's view and interpretation of data. This may not be directly comparable to similarly titled measures as defined by other companies.